UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 30, 2018

KORN/FERRY INTERNATIONAL

(Exact name of registrant as specified in its charter)

Delaware	001-14505	95-2623879
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1900 Avenue of the Stars, Suite 2600

Los Angeles, California 90067

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (310) 552-1834

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company     ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.     ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 30, 2018, Korn/Ferry International, a Delaware corporation (the “Company”) entered into an Amended and Restated Employment Agreement (the “Amended Agreement”) with Gary Burnison, pursuant to which he will continue to serve as the Company’s Chief Executive Officer. The Amended Agreement supersedes Mr. Burnison’s prior employment agreement with the Company, dated as of July 25, 2014.

The Amended Agreement will be terminable on notice by either party (on ninety days’ notice if by Mr. Burnison, or 30 days’ notice in the case of termination for “Good Reason”, as defined in the Amended Agreement). It provides for the following annual compensation: (1) an annual base salary of $910,000; (2) participation in the Company’s annual cash incentive plan with an annual target award of 120% of annual base salary and the ability to earn additional amounts up to a maximum cash award of 240% of annual base salary; and (3) subject to approval of the Compensation Committee of the Board of Directors, participation in the Company’s equity incentive program. In addition, Mr. Burnison is eligible to participate in employee benefit plans, arrangements and programs maintained from time to time by the Company for the benefit of senior executives.

The Amended Agreement provides for a Retention Award in the amount of $5 million that will cliff vest on the fourth anniversary of the date of the Amended Agreement (the “Retention Vesting Date”). It will be paid in equal monthly installments in cash (without interest) over twelve months following Mr. Burnison’s termination of employment for any reason (other than termination by the Company for “Cause”, as defined in the Amended Agreement) on or after the Retention Vesting Date. Payment of the Retention Award will be conditioned on Mr. Burnison’s execution and delivery of a general release of claims and his compliance with restrictive covenants relating to confidentiality, nonsolicitation and noncompetition.

Termination by the Company without Cause or termination by Mr. Burnison for Good Reason, (collectively, an “Involuntary Termination”) on or after the Retention Vesting Date will not result in cash severance benefits (other than reimbursement of COBRA coverage premiums as described below). However, in the event of such a termination Mr. Burnison will receive a prorated annual cash incentive for the year of termination, based on actual performance for the year (or based on target if such termination is within 12 months after a Change in Control).

Upon any termination of Mr. Burnison’s employment on or after the Retention Vesting Date (other than by the Company for Cause or due to death or Disability), all unvested equity awards granted on or after the date of the Amended Agreement (and at least 90 days prior to such termination, other than with respect to an Involuntary Termination during such 90-day period, in which case, there shall be no such 90-day requirement) will continue to vest in accordance with their terms, disregarding such termination. Such continued vesting will be conditioned on Mr. Burnison’s execution and delivery of a general release of claims and his compliance with restrictive covenants relating to confidentiality, nonsolicitation and noncompetition. As an exception, the post-Change in Control double trigger equity severance vesting rules described below would continue to apply in the event of Involuntary Termination within 12 months after a Change in Control (as defined in the Amended Agreement).

Under the Amended Agreement, if Mr. Burnison’s employment terminates due to death or disability, then he, or his legal representatives, would receive: (1) all accrued compensation as of the date of termination; (2) full vesting of all outstanding stock options, other equity-type incentives (excluding performance shares) and benefits under the Executive Capital Accumulation Plan (“ECAP”); (3) a pro rata portion of his target annual cash incentive award for the fiscal year in which his employment terminated; (4) the number of performance shares that would have been earned if he had served the Company for the entire performance period and the target performance had been achieved; and (5) reimbursement of COBRA coverage premiums for Mr. Burnison and his dependents for as long as such coverage was available under COBRA. In addition, any unvested amount of the Retention Award would vest.

If the Company terminates Mr. Burnison’s employment for Cause at any time or he voluntarily terminates his employment without Good Reason prior to the Retention Vesting Date, then the Company would pay him accrued compensation through the date of termination.

If Mr. Burnison’s employment is Involuntarily Terminated prior to a Change in Control or more than 12 months after a Change in Control (and in any event prior to the Retention Vesting Date), then he will be entitled to the following: (1) his accrued compensation; (2) a pro rata portion of his annual cash incentive award, based on actual Company performance, for the year in which his employment terminated; (3) cash payments equal to the greater of (i) the sum of one and one-half times his then current annual base salary and one and one-half times his target annual cash incentive award, or (ii) the prorated amount of the Retention Award based on days worked during the four year vesting period; (4) for up to 18 months after termination, reimbursement of COBRA coverage premiums for him and his dependents for as long as such coverage was available under COBRA; (5) vesting on the date of termination of all outstanding stock options, other equity-type incentives, other long term awards and all benefits held under the ECAP (excluding performance awards) (collectively, the “Time Vested Awards”) that would have vested within 12 months of his termination; and (6) for performance awards, a pro rata award of performance awards based on actual performance through the entire performance period and the number of days Mr. Burnison was employed during the performance period plus an additional year (provided this number of days does not exceed the number of days in the performance period). However, if such Involuntary Termination occurs on or after the second anniversary and before the third anniversary of the date of the Amended Agreement, Mr. Burnison would instead receive two years of additional vesting for Time Vested Awards and pro rata plus two years (but not more than the entire performance period) vesting on future performance awards (based on actual performance for the entire performance period). For Involuntary Terminations on or after the third anniversary of the date of the Amended Agreement, Mr. Burnison would continue to vest in accordance with the terms of the Time Vested Awards and future performance awards, disregarding such termination.

The Amended Agreement also provides that if Mr. Burnison’s employment is Involuntarily Terminated within 12 months following a Change in Control (and in any event prior to the Retention Vesting Date), then he will be entitled to the following: (1) his accrued compensation; (2) a pro rata portion of his target annual cash incentive award; (3) cash payments equal to the greater of (i) the sum of two times his current annual base salary and two times his target annual cash incentive award, or (ii) the Retention Award; (4) for up to 18 months after termination, reimbursement of COBRA coverage premiums for him and his dependents for so long as such coverage is available under COBRA and for six months thereafter, reimbursement of a portion of the cost of healthcare coverage for him and his dependents; (5) vesting on the date of termination of all outstanding Time Vesting Awards; (6) a pro rata award of performance awards based on the greater of the Company’s actual performance and target performance and the number of days in the performance period prior to the Change in Control; and (7) a pro rata award of performance awards based on target performance and the number of days remaining in the performance period after the Change in Control.

Under the Amended Agreement, the severance benefits described above are conditioned on Mr. Burnison’s execution and delivery of a general release and compliance with covenants relating to confidentiality, nonsolicitation and noncompetition.

In addition, in the event of a Change in Control, the Amended Agreement provides that any payments contingent on a Change in Control that would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code will be reduced by an amount equal to the smallest amount possible such that no payment would be subject to such excise tax; provided that if, without any reduction in payments, the net amount retained by Mr. Burnison, after subtracting all taxes imposed thereon, would exceed the after-tax amount that would be retained by him after the reduction described above, then no reduction in payments will be made. The Amended Agreement also provides for indemnification of Mr. Burnison to the fullest extent permitted by applicable law and the Company’s governing instruments in connection with suits or proceedings arising by reason of the fact that he is or was a director, officer or employee of the Company.

A copy of the Amended Agreement is attached as Exhibit 10.1 to this Report.

Item 9.01.	Financial Statements and Exhibits.

(d)	List of Exhibits

Exhibit No.	Description

Exhibit 10.1	Amended and Restated Employment Agreement dated March 30, 2018 between the Company and Gary Burnison

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KORN/FERRY INTERNATIONAL
(Registrant)

Date: April 4, 2018

/s/ Jonathan Kuai
(Signature)
	Name:	Jonathan Kuai
	Title:	General Counsel and Corporate Secretary